Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FILMON.TV NETWORKS INC.

Under Section 242 of the Delaware General Corporation Law

FilmOn.TV Networks Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY THAT:

FIRST:	By unanimous written consent, in lieu of a meeting, of the Board of Directors of the Corporation, the following resolution was unanimously adopted:

RESOLVED, that Article Fourth of the Certificate of Incorporation of the Corporation be, and it hereby is, amended to read in its entirety as follows (the “Amendment”):

FOURTH: The total number of shares of stock that the corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock having a par value of $0.001 per share;

that such Amendment is advisable, and that the Board of Directors hereby recommends that the said Amendment be submitted to the stockholders of the Corporation for their approval by written consent in lieu of a meeting.

SECOND:	Thereafter, the Amendment was submitted to the stockholders of the Corporation for approval by written consent in lieu of a meeting, and stockholders holding the necessary number of shares entitled to vote thereon as required by the General Corporation Law of the State of Delaware consented in writing to the Amendment.

THIRD:	Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned, a duly authorized officer of the Corporation, as of this 23rd day of August, 2012.

FilmOn.TV Networks Inc.

By:	/s/ Alkiviades David
	Name:	Alkiviades David
	Title:	President